Exhibit 4.1

Dated 27 July 2021 CHINA NATURAL RESOURCES, INC.
as Purchaser and LI FEILIE as Vendor
SALE AND PURCHASE AGREEMENT relating to the entire issued share capital in PRECISE SPACE-TIME TECHNOLOGY LIMITED

THIS AGREEMENT is made on 27 July 2021

BETWEEN:

1.

CHINA NATURAL RESOURCES, INC., a company incorporated in the British Virgin Islands with limited liability and listed on The Nasdaq Capital Market under the symbol “CHNR”, and whose registered office is at Sea Meadow House, Blackborne Highway, PO Box 116, Road Town, Tortola, British Virgin Islands (“Purchaser”); and

2.

LI FEILIE, an individual ordinarily residing in the People’s Republic of China with a correspondence address at [  ] (“Vendor”).

RECITALS:

(A)

The Company is incorporated in Hong Kong with limited liability whose entire issued share capital as at the date of this Agreement is owned by the Vendor and is comprised of 10,000 ordinary shares paid up as to HK$10,000.

(B)

As at the date of this Agreement, the Company, via Shenzhen New Precise Space-Time Technology, which in turn via Shenzhen Qianhai, owns 51% of the equity interests in Shanghai Onway, which is principally engaged in the provision of equipment in rural wastewater treatment and provision of engineering, procurement and construction activities in relation to wastewater treatment in the PRC.  The corporate structure and details of the Company and its subsidiaries are set out in Schedule 1.

(C)

The Vendor wishes to sell his entire shareholding in the Company to the Purchaser and has taken steps to procure the release of all Encumbrances on the 51% equity interests in Shanghai Onway, and in this regard, the Vendor has produced to the Purchaser a certificate dated 13 July 2021 with registration number (股質登記注字[302020]第0091號) issued by the following authority in Shanghai, PRC: (上海市市場監督管理局), as evidence that the 51% equity interests in Shanghai Onway is free of all Encumbrances.

(D)

The Purchaser is the legal and beneficial owner of 120,000,000 shares in the issued share capital of Feishang Anthracite, representing approximately 8.69% of the issued share capital of Feishang Anthracite as at the date of this Agreement.

(E)

The Purchaser wishes to buy the Company at the Total Consideration, to be satisfied by:

(1)

the Consideration FS Shares;

(2)

the Consideration CHNR Shares; and

(3)

the Cash Portion.

(F)

The Vendor has agreed to sell, and the Purchaser has agreed to buy, the Sale Shares (as defined below) upon the terms and conditions of this Agreement.

NOW IT IS HEREBY AGREED as follows:-

1.

INTERPRETATION

1.1

In this Agreement the following expressions have the following meanings:-

“Applicable Laws”	any constitutions, enactments, ordinances, regulations, orders, notices, judgments, common law, treaties and any other legislations or laws of any relevant jurisdictions or competent authorities;
“Business Day”	a day on which the SEHK is open for the transaction of business;
“CNY”	Chinese Yuan, the lawful currency of the PRC;
“Cash Portion”	has the meaning ascribed to it under Clause 3.2.3;
“Company”

Precise Space-Time Technology Limited, a company incorporated in Hong Kong with limited liability with company number 2638400 and its registered office at Room 2205, 22/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong;

“Completion”	the completion of the sale and purchase of the Sale Shares in accordance with this Agreement;
“Completion Date”

the Business Day on which the last outstanding Condition (other than the Conditions which can only be fulfilled upon Completion) shall have been fulfilled or waived (or such other date agreed by the Purchaser and the Vendor in writing) on which Completion is to take place or such other date as the parties hereto may agree;

“Conditions”	the conditions referred to in Clause 4.1, Clause 5.2 and Clause 5.3;
“Consideration CHNR Shares”	has the meaning ascribed to it under Clause 5.3.2(2);
“Consideration FS Shares”	has the meaning ascribed to it under Clause 5.3.2(1)(a);

“Encumbrances”

any mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including, without limitation, any title transfer or retention arrangement) having similar effect, and “Encumber” shall be construed accordingly;

“Feishang Anthracite”	Feishang Anthracite Resources Limited, a company incorporated in the British Virgin Islands with limited liability and listed with Stock Code 1738 on the SEHK;
“Hong Kong”	the Hong Kong Special Administrative Region of the People's Republic of China;
“HK$”	Hong Kong Dollars;
“Listing Rules”	The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited;
“Loan Assignment”	the deed of assignment of the Sale Loan by the Vendor to the Purchaser or its nominee in the form set out in Schedule 3 or in such other form to the satisfaction of the Purchaser;
“Long Stop Date”	18 August 2021, or another date as agreed by the Parties in writing;
“Management Accounts”

the unaudited consolidated balance sheet of the Company made up as at the Management Accounts Date and the unaudited consolidated profit and loss accounts of the Company for the six months ended on the Management Accounts Date, a copy of which has been attached to this Agreement as exhibit to Schedule 4;

“Management Accounts Date”	30 June 2021;
“Material Adverse Change”	any change (or effect) which has a material and adverse effect on the financial position, business or prospects or results of operations, of the Company as a whole;
“PRC” or “China”	the People’s Republic of China;

“post-Completion Obligation(s)”

any of the post-Completion obligations referred to in Clause 5.2.3(b) in relation to stamping of the contract notes of the Sale Shares; in Clause 5.3.2(1)(b)(ii) in relation to stamping of the contract notes of the Consideration Feishang Shares; in the Undertaking – CHNR Shares referred to in Clause 5.3.2(2)(c) in relation to the updating of the register of members of the Purchaser and where the Vendor requires share certificate(s) in respect of the Consideration CHNR Shares; or any other Completion obligation in this Agreement as may be designated by the Purchaser in writing as a post-Completion Obligation;

“Sale Loan”	the entire sum owing by the Company to the Vendor as at the Completion;
“Sale Shares”	the entire issued share capital in the Company held by the Vendor, comprised of 10,000 ordinary shares and paid-up as to HK$10,000 as at the date hereof;
“Shanghai Onway”	上海昂未环保发展有限公司(Shanghai Onway Environmental Development Co., Ltd.), a limited liability company established under the laws of the PRC;
“Shenzhen New Precise”

深圳市精准新时空科技有限公司(Shenzhen New Precise Space-Time Technology Co., Ltd.), a limited liability company established under the laws of the PRC, which holds 100% of the equity interests in Shenzhen Qianhai as the date of this Agreement;

“Shenzhen Qianhai”

深圳市前海飞尚环境投资有限公司(Shenzhen Qianhai Feishang Environmental Investment Co., Ltd.), a limited liability company established under the laws of the PRC, which holds 51% of the equity interests in Shanghai Onway as the date of this Agreement;

“SEHK”	The Stock Exchange of Hong Kong Limited;
“SFC”	The Securities and Futures Commission;
“Share”	an ordinary share in the capital of the Company in issue from time to time;

“Tax” or “Taxation”

(1)

any form of tax whenever created or imposed and whether of Hong Kong, the United States or elsewhere, payable to or imposed by any taxation authority and including, without limitation, profits tax, provisional profits tax, interest tax, salaries tax, property tax, land appreciation tax, taxes on income, estate duty, capital duty, stamp duty, payroll tax and other similar liabilities or contributions and any other taxes, levies, duties, charges, imposts, social security contributions, rates or withholdings similar to, corresponding with, or replacing or replaced by any of the foregoing and including an amount equal to any deprivation of any relief from taxation; and

(2)

all charges, interests, penalties and fines, incidental or relating to any Taxation falling within (1) above;

“Total Consideration”	has the meaning ascribed to it under Clause 3.1;
“United States” or “US”	the United States of America;
“US$”	United States Dollars;
“Warranties”	the representations warranties and undertakings given by the Vendor under this Agreement to the Purchaser as contained in Clause 6 and Schedule 2 and “Warranty” means any one of them;
“Warranty Expiry Date”	shall have the meaning ascribed in Clause 6.5; and
“%”	per cent.

1.2

In this Agreement:-

1.2.1

references to “Clauses”, “Recitals” and “Schedules”, unless the context otherwise requires, are references to clauses, recitals and schedules to this Agreement; and

1.2.2

a reference to a “party”, unless the context otherwise requires, is a reference to a party to this Agreement.

1.3

Headings in this Agreement are for ease of reference only and shall not affect the interpretation or construction of this Agreement.

2.

SALE AND PURCHASE OF THE SALE SHARES AND THE SALE LOAN

2.1

Subject to the terms and conditions of this Agreement, the Vendor agrees to sell as beneficial owner, and the Purchaser agrees to purchase, the Sale Shares and each right attaching to such shares at or after the Completion Date, free of all Encumbrances.

2.2

Subject to the terms and conditions of this Agreement and the Loan Assignment, the Vendor hereby agrees to assign the Sale Loan to the Purchaser, and the Purchaser hereby agrees to accept the assignment of all the Vendor’s title, right, benefit and interest to, of and in the Sale Loan absolutely free from all Encumbrances with effect from the Completion Date.

3.

CONSIDERATION

3.1

The aggregate consideration payable for the Sale Shares and the Sale Loan (“Total Consideration”) shall be CNY104,074,735.

3.2

The Total Consideration shall, upon Completion, be payable by the Purchaser to the Vendor and to be satisfied:

3.2.1

by the Consideration Feishang Shares;

3.2.2

by the Consideration CHNR Shares; and

3.2.3

as to the balance in the sum of CNY10,296,247 by Cash (“Cash Portion”).

4.

CONDITIONS PRECEDENT

4.1

Completion of this Agreement is conditional upon:

4.1.1

the passing of the necessary resolutions by the Purchaser approving this Agreement and all other transactions contemplated hereunder and the granting of such regulatory approvals as may be necessary, including without limitation in accordance with the Listing Rules and other Applicable Laws;

4.1.2

the representation, warranties and/or undertakings given by the Vendor under this Agreement shall remain true, accurate and not misleading throughout the period from the date of this Agreement to the Completion Date, and there having been no breach by any party of this Agreement; and

4.1.3

(if required) all requisite waivers, consents and approvals from any relevant governments or regulatory authorities or other relevant third parties in connection with the transactions contemplated by this Agreement required to be obtained on the part of the Purchaser having been obtained.

4.2

In the event that the conditions set out in Clause 4.1 shall not have been fulfilled (or waived in accordance with the terms of this Agreement) at or before 12:00 noon (Hong Kong time) on the Long Stop Date, this Agreement shall lapse and be of no further effect (save for Clauses 5, 7, 8, 9, 10 and 11) which shall continue to take effect), and no party to this Agreement shall have any liability and obligation to the other parties, save in respect of any antecedent breaches of this Agreement.

5.

COMPLETION

5.1

Subject to fulfilment of all the conditions set out in Clause 4.1 or the effective waiver thereof in accordance with the terms of this Agreement, Completion shall take place at or before 4:00 p.m. (Hong Kong time) on the Completion Date at such place as shall be agreed by the parties hereto when all of the business required under Clause 5 shall be transacted.

5.2

The Vendor shall deliver or cause to be delivered to the Purchaser:

5.2.1

in respect of the Sale Shares, duly executed instrument(s) of transfer and the related sold notes in respect of all such Sale Shares in favour of the Purchaser and/or such nominee(s) as the Purchaser may designate, such waivers or consents (if any) as the Purchaser may require to be signed by the Vendor to enable the Purchaser and/or its nominee(s) to be registered as a holder or holders of the Sale Shares;

5.2.2

the original certificate(s) for the Sale Shares;

5.2.3

contract notes:

(a)

duly executed by (i) the Vendor as transferor and (ii) the Purchaser as transferee in respect of the Sale Shares; and

(b)

duly stamped;

5.2.4

a certificate duly issued by the board of directors of the Company certifying the shareholding structure of the Company and its subsidiaries as at the Completion Date to the satisfaction of the Purchaser; and

5.2.5

the Loan Assignment duly executed by the Vendor and the Company.

5.3

Upon performance of all the obligations of the Vendor contained in Clauses 5.2, the Purchaser shall:

5.3.1

deliver a certified true copy of the board resolutions of the Purchaser (certified as a true and complete copy by a director of the Purchaser) approving this Agreement and authorising one or more person(s) to execute and deliver this Agreement on its behalf (and to affix the common seal thereon, if applicable).

5.3.2

arrange for payment of the Total Consideration to the Vendor as set out under sub-paragraph (1) (Consideration FS Shares) below, under sub-

paragraph (2) (Consideration CHNR Shares) below, and under sub-paragraph (3) insofar as the Cash Portion is concerned.

(1) Consideration FS Shares:

(a) by delivering the standard transfer form of Feishang Anthracite duly signed or otherwise endorsed in favour of the Vendor (or its nominee) for transferring 120,000,000 shares in Feishang Anthracite (“Consideration FS Shares”) free of all Encumbrances;

(b) by delivering contract notes:

(i)

duly executed by (x) the Purchaser as transferor and (y) the Vendor (or its nominee) as transferee in respect of the Consideration FS Shares; and

(ii)

duly stamped.

(2) Consideration CHNR Shares:

(a) by way of allotment to the Vendor (or its nominee) of 3,000,000 fully paid-up common shares duly issued by the Purchaser (“Consideration CHNR Shares”) with restriction thereon by a legend similar in effect to the following “THE SECURITIES REFERENCED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE.  THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR OR QUALIFICATION OF THE SECURITIES UNDER APPLICABLE SECURITIES LAWS OR UNLESS SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.  THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED PRIOR TO ANY SALE, OFFER FOR SALE, PLEDGE, HYPOTHECATION, TRANSFER OR ASSIGNMENT OF THE SECURITIES.”;

(b)

by means of updating the Purchaser’s register of members to record and give effect to such allotment and issuance of Consideration CHNR Shares and their registration in the name of the Vendor (or its nominee); and

(c) by delivering to the Vendor an undertaking in writing (“Undertaking - CHNR Shares”) certifying that the obligations in sub-paragraph (a) and (b) above have been or shall have been fulfilled for Completion and that the following documents will be delivered to the Vendor as post-Completion Obligations as soon as practicable after Completion:

(i)

a certified true copy of the updated register of members of the Purchaser; and

(ii)

where the Vendor requires, share certificate(s) in respect of the Consideration CHNR Shares.

(3) Cash Portion:

if applicable, by delivering a cheque drawn on a licensed bank in Hong Kong in the sum of or equivalent to the Cash Portion and made payable to the Vendor (or to its nominee as directed by the Vendor in writing)

5.4

No party hereto shall be obliged to complete this Agreement or perform any obligations hereunder unless the other party complies fully with the requirements of Clauses 5.2 to 5.3.  Notwithstanding the foregoing, the parties acknowledge that stamping of the contract notes referred to in Clause 5.2.3(b) and in Clause 5.3.2(1)(b)(ii) in respect of one party may, at the sole discretion of the other party, be waived at Completion and designated as a post-Completion Obligation.

5.5

In the event that the Completion cannot take place due to the default of the defaulting party, such defaulting party shall bear all the professional fees, expenses and/or costs in connection with the transactions contemplated under this Agreement incurred by the non-defaulting party and shall settle such fees, expenses and/or costs within 10 Business Days from the date of termination of this Agreement.

6.

REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

6.1

The Vendor represents and warrants to the Purchaser that it has the legal right, full power, legal capacity and authority, and has obtained all necessary approvals, to enter into this Agreement and any other documents to be executed by such pursuant to or in connection with this Agreement and to exercise its rights and perform its obligations hereunder, and this Agreement and the said documents when signed shall constitute legal, valid and binding obligations on the Vendor and enforceable in accordance with their terms.

6.2

The Vendor represents and warrants to the Purchaser that upon Completion, the Sale Shares sold by the Vendor shall be fully paid up and are legally and beneficially owned by it, and it has the power, authority, legal capacity and has obtained authorisation to sell and transfer the Sale Shares to be sold by it, and that the Sale Shares to be sold by it shall be free of all Encumbrances with all rights attached thereto on the Completion Date.

6.3

If, after the signing of this Agreement and before Completion, any event shall occur or matter shall arise which results or may result in any of the Warranties of the Vendor being untrue, misleading or inaccurate in any respect, the

Vendor shall immediately notify the Purchaser in writing thereof prior to Completion.

6.4

The total aggregate liability of the Vendor for any claim or claims of breaches under this Agreement (excluding other legal and other costs and expenses) shall not in any event exceed an amount equals to the Total  Consideration.

6.5

No claim may be brought against the Vendor in respect of a breach of any of the Warranties after expiration of a period of 36 months from the Completion Date (“Warranty Expiry Date”) and the Vendor shall not be liable in respect of a breach of any of the Warranties unless it shall have received written notice from the Purchaser prior to the Warranty Expiry Date giving reasonable details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn at the expiry of a period of six months after the Warranty Expiry Date unless proceedings in respect thereof shall have already been commenced against the Vendor.

6.6

The Purchaser’s rights in respect of each of the Warranties shall survive Completion and continue in full force and effect notwithstanding Completion.

6.7

The Purchaser shall be entitled to claim both before and after Completion that any of the Warranties is or was untrue or misleading or has or had been breached even if the Purchaser discovered or could have discovered on or before Completion that the Warranty in question was untrue, misleading or had been breached and Completion shall not in any way constitute a waiver of any of the Purchaser’s rights.

6.8

The Vendor hereby acknowledges that the Purchaser has relied upon a valuation report dated 26 July 2021 for determining the Total Consideration and which valuation report contains assumptions and other information supplied by the Vendor. The Vendor hereby warrants that all the assumptions in the valuation report and all other matters supplied by it for the purpose of compiling the valuation report will remain true and valid for a period of 24 months after Completion.

6.9

The Vendor hereby undertakes to indemnify and keep indemnified the Purchaser from and against all reasonable claims, liabilities, losses, damages, costs and expenses which the Purchaser may suffer or incur or which may be made against the Vendor either before or after the commencement of and arising out of, or in respect of, any action in connection with:

(a)

the breach of any of the Warranties or any provision of this Agreement by the Vendor;

(b)

the settlement of any claim that any of the Warranties is untrue or misleading or has been breached in any aspects;

(c)

any legal proceedings taken by the Purchaser claiming that any of the Warranties is untrue or misleading or has been breached and in which judgment is given for the Purchaser; and

(d)

the enforcement of any such settlement or judgment.

6.10

No claim shall lie against the Vendor (under or in relation to the Warranties or any provision of this Agreement) to the extent that such claim is attributable to any voluntary act, omission, transaction, or arrangement carried out directly by the Purchaser or on its behalf or by persons deriving title from the Purchaser after the Completion.

6.11

The Vendor represents and warrants that, in entering into this Agreement it is not in breach or violation of, and has not engaged in any acts, omissions or conduct which may cause it or the Purchaser to be in breach or violation of, any Applicable Laws.

7.

CONFIDENTIALITY AND ANNOUNCEMENT

7.1

For the purpose of this Clause 7 “Confidential Information” means all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to this Agreement and which relates to:

7.1.1

the Purchaser or Vendor or any of their affiliates;

7.1.2

the provisions this Agreement;

7.1.3

the negotiations relating to this Agreement; or

7.1.4

the subject matter of this Agreement.

7.2

Each party (“Receiving Party”) hereby undertakes to each other party (“Disclosing Party”), both during and after the term or termination of this Agreement, to preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use the Confidential Information for its own or any purposes other than for the sole purpose of the transactions or matters contemplated in this Agreement except:

7.2.1

under the circumstances set out in Clause 7.3; or

7.2.2

to the extent otherwise expressly permitted by this Agreement; or

7.2.3

with the prior written consent of the Disclosing Party and the party to whose affairs such Confidential Information relates; or

7.2.4

under the provisions set out in Clause 7.4.

7.3

The circumstances referred to in Clause 7.2.1 above are:

7.3.1

where the Confidential Information, before it is furnished to the Receiving Party, is in the public domain; or

7.3.2

where the Confidential Information, after it is furnished to the Receiving Party, enters the public domain otherwise than as a result of a breach by the Receiving Party of its obligations in this Clause 7; or

7.3.3

if and to the extent the Receiving Party makes disclosure of the Confidential Information to any person:

(i)

in compliance with any requirement of law;

(ii)

in response to any applicable regulatory authority to which it is subject where such requirement has the force of law; or

(iii)

in order to obtain tax or other clearances or consents from any relevant taxing or regulatory authorities; or

7.3.4

where the Company is required to disclose the Confidential Information or make public announcements in respect of this Agreement as required by the SEHK or the SFC or under the Listing Rules.

7.4

The Receiving Party is allowed to provide the Confidential Information to those of the employees, directors, officers, accountants and attorneys (collectively, the “Related Parties” for the purpose of this Clause 7) of the Receiving Party who need to know the same for the sole purpose of the transactions or matters contemplated in this Agreement and who also have been informed of the confidential nature of the Confidential Information and have been directed to hold such information in strict confidence and to use such information solely for the purposes permitted hereunder.

7.5

The Receiving Party agrees that it will procure its Related Parties who will have access to the Confidential Information at any time (whether during the term or after the termination of this Agreement) to refrain from:

7.5.1

using any Confidential Information for any purposes other than in connection with the transaction or matters contemplated in this Agreement; and

7.5.2

disclosing any Confidential Information to any person other than the Receiving Party and those of the Receiving Party’s Related Parties permitted to have access to Confidential Information as provided above, and any such use or disclosure shall be at all times and in all events on the terms of and in compliance with the restrictions of this Clause 7.

Each party agrees to be responsible for the compliance by its Related Parties under this Clause 7.

7.6

The restrictions contained in this Clause 7 shall continue to apply after the termination of this Agreement without limit in time.

7.7

The damage that a Disclosing Party will suffer in the event that a Receiving Party breaches any covenant or agreement contained in this Clause 7 cannot be compensated by monetary damages alone, and the Receiving Party therefore agrees that the Disclosing Party, in addition to any other remedies or rights which it may have either under this Agreement or otherwise, shall have the right to obtain an injunction against the Receiving Party or any other appropriate form of equitable relief from any court of competent jurisdiction, enjoining any such breach.

7.8

Notwithstanding anything to the contrary in this Agreement, each of the parties hereto acknowledges that the other party and/or the Company may disclose any Confidential Information for purposes of compliance with the Listing Rules and relevant laws and regulations which include, but is not limited to, publication of announcement, filing of relevant disclosure of interests forms, and compliance with any applicable requirements of The Nasdaq Capital Market.

8.

GENERAL

8.1

This Agreement shall be binding on and shall enure for the benefit of each party's successors and assigns, but no party may assign any of its rights or obligations hereunder without the prior written consent of the other party.

8.2

Time shall be of the essence of this Agreement.

8.3

The failure to exercise, or any delay in exercising, a right or remedy provided by this Agreement or by law shall not impair or constitute a waiver of such right or remedy or an impairment of or a waiver of any other right or remedy.

8.4

The Vendor will bear all the legal and professional fees, costs and expenses (including those incurred by the Purchaser) incurred in connection with the negotiation and preparation of this Agreement.

8.5

All stamp duty payable in connection with the sale and purchase of the Sale Shares shall be borne by the Vendor and the Purchaser respectively in accordance with its respective portion as vendor and purchaser.

8.6

This Agreement may be signed in any number of counterparts, each of which shall be binding on the party who shall have executed it and which together shall constitute but one agreement.

8.7

This Agreement sets forth the entire agreement and understanding between the parties in relation to the Company and the subject matter of this Agreement and supersedes all previous agreements, letters of intent, correspondence, understandings, agreements and undertakings (if any) between the parties with respect to the Company and the subject matter hereof, whether written or oral.

8.8

All provisions of this Agreement shall so far as they are capable of being performed or observed continue in full force and effect notwithstanding Completion except in respect of those matters then already performed.

8.9

Save as required by law or any relevant stock exchange or pursuant to any applicable listing rules, no press or other announcement shall be made in connection with the subject matter of this Agreement by any party without the prior approval of the other.

8.10

The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect or impair the continuation in force of the other provisions of this Agreement.

8.11

Except to the extent required by applicable law or applicable listing rules, or by any regulatory authority or stock exchange, no party shall (and shall procure that none of its directors, employees, independent contractors or subsidiaries shall) at any time disclose to any person (other than professional advisers who are subject to obligations of confidentiality) the terms of this Agreement or any trade secret or other confidential information relating to the Company or the parties, or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement.

9.

NOTICES

9.1

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be left at or sent by pre-paid registered airmail or facsimile transmission to the respective addresses set out below or to such other address and/or number as may have been last notified in writing by such party to the other.

To the Purchaser:

Address:

Room 2205, 22/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong

Attention:

WONG Wah On Edward

Facsimile:

852-28106963

To the Vendor:

Address:

Room 2205, 22/F, West Tower, Shun Tak Centre, 200 Connaught Road Central, Sheung Wan, Hong Kong

Attention:

LI Feilie

Facsimile:

852-28106963

9.2

A notice delivered personally shall be deemed to be received when delivered and any notice sent by pre-paid recorded delivery post shall be deemed (in the absence of evidence of earlier receipt) to be received two days after posting (six days if sent by airmail) and in proving the time of despatch it shall be sufficient to show that the envelope containing such notice was properly addressed, stamped and posted.  A notice sent by facsimile transmission shall be deemed to have been received when confirmation of successful transmission has been recorded by the sender's facsimile machine.

9.3

The Vendor hereby irrevocably appoints the Company whose principal place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication in relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered during normal office hours to such agent for service at its address for the time being in Hong Kong.

9.4

The Purchaser hereby irrevocably appoints the Company whose principal place of business in Hong Kong is at Room 2205, Shun Tak Centre, 200 Connaught Road Central, Hong Kong as its service agent to receive and acknowledge on its behalf service of any notice, writ, summons, order, judgment or communication in relation to this Agreement and further agrees that any such legal process or notice shall be sufficiently served on it if delivered during normal office hours to such agent for service at its address for the time being in Hong Kong.

10.

THIRD PARTY RIGHTS

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

11.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, and the parties hereby submit to the non-exclusive jurisdiction of the courts of Hong Kong in respect of all matters arising in connection with this Agreement.

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Schedule 1

Corporate Structure of Precise Space-Time Technology Limited

	Mr. Li Feilie

	100%

	Precise Space-Time Technology Limited (HK)

	100%

	Shenzhen New Precise Space-Time Technology Co., Ltd. (PRC)

	100%

	Shenzhen Qianhai Feishang Environmental Investment Co., Ltd (PRC)

	51%

	Shanghai Onway Environmental Development Co., Ltd. (PRC)

100%		100%
Zhejiang Xinyu Environmental Technology Co., Ltd. (PRC)		Shaoguan Angrui Environmental Technology Development Co., Ltd. (PRC)

Schedule 1-1

Schedule 1 - A

Details of the Company

Name	:	Precise Space-Time Technology Co., Ltd.

Company No.	:	2638400

Place of Incorporation	:	Hong Kong

Date of Incorporation	:	11 January 2018

Registered Office	:	Room 2204, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong

Registered Capital	:	HK$ 10,000

Paid Up Capital	:	HK$ 10,000

Shareholder(s)	:	Li Feilie (100%)

Director(s)	:	Tam Cheuk Ho

Principal activities	:	Anka Consultants Limited

Property Owned	:	Investment Holding

Intellectual Property Held	:	Nil

Charges	:	Nil

Schedule 1-2

Schedule 1 - B

Details of the Company’s Subsidiaries

Name	:	深圳市精准新时空科技有限公司 (Shenzhen New Precise Space-Time Technology Co., Ltd.)

Company No.	:	91440300MA5F1D6B96

Place of Incorporation	:	the PRC

Date of Incorporation	:	15 March, 2018

Registered Office	:	Room 4H, Donghua Building, 5012 Binhe Road, Futian District, Shenzhen, the PRC

Registered Capital	:	US$ 800,000

Paid Up Capital	:	To be paid

Shareholder(s)	:	Precise Space-Time Technology Limited (100%)

Director(s)	:	Chen Gongbao

Principal activities	:	Investment Holding

Property Owned	:	Nil

Intellectual Property Held	:	Nil

Charges	:	Nil

Schedule 1-3

Schedule 1 - C

Details of the Company’s Subsidiaries

Name	:	深圳市前海飞尚环境投资有限公司 (Shenzhen Qianhai Feishang Environmental Investment Co., Ltd.)

Company No.	:	914403003263945000

Place of Incorporation	:	the PRC

Date of Incorporation	:	15 January 2015

Registered Office	:	Room 201, A Building, 1st Qianwan Road, Shenzhen - Hong Kong Cooperation Zone, Qianhai, Shenzhen, the PRC

Registered Capital	:	CNY 100,000,000

Paid Up Capital	:	CNY 99,998,000

Shareholder(s)	:	深圳市精准新时空科技有限公司(Shenzhen New Precise Space-Time Technology Co., Ltd.) (100%)

Director(s)	:	Li Zongyang

Principal activities	:	Investment Holding

Property Owned	:	Nil

Intellectual Property Held	:	Nil

Charges	:	Nil

Schedule 1-4

Schedule 1 - D

Details of the Company’s Subsidiaries

Name	:	上海昂未环保发展有限公司 (Shanghai Onway Environmental Development Co., Ltd.)

Company No.	:	91310000322311813W

Place of Incorporation	:	the PRC

Date of Incorporation	:	7 July 2015

Registered Office	:	Room 7953, 2# Building, 1800 Panyuan Road, Changxing Town, Chongming District, Shanghai, the PRC

Registered Capital	:	CNY 20,408,163

Paid Up Capital	:	CNY 20,408,163

Shareholder(s)	:

(1)

深圳市前海飞尚环境投资有限公司 (Shenzhen Qianhai Feishang Environmental Investment Co., Ltd.) (51%)

(2)

Anxon Envirotech Pte. Ltd (24.99%)

(3)

上海兴禹环境工程有限公司 (Shanghai Xingyu Environment Engineering Co., Ltd.) (24.01%)

Director(s)	:	(1) Peng Wenlie (2) Hu Yiming (3) Li Qi (4) Zheng Lei (5) Qiu Jiangping

Principal activities	:	Provision of equipment in rural wastewater treatment and provision of engineering, procurement and construction activities in relation to wastewater treatment in the PRC

Property Owned,	:	Nil

Intellectual Property Held	:	Please refer to the following page

Charges	:	Nil

Schedule 1-5

Patents held by 上海昂未环保发展有限公司 (Shanghai Onway Environmental Development Co., Ltd.)

No.	Name	Patent Number	Validity
1	具有均匀布水及自动复氧效果的生物滴滤池填料框 (Bio-trickling filter packing frame with uniform water distribution and automatic reoxygenation effects)	ZL201822079471.2	10 years from 12 December 2018
2	一种污水强化除磷填料及其制备方法 (Sewage reinforced phosphorous removal packing and preparation method thereof)	ZL201410005588.X	20 years from 6 January 2014
3	滨岸梯级组合式面源污染控制系统 (Shore bank step combination formula non -point source pollution control system)	ZL201720472506.1	10 years from 28 April 2017
4	具有子母连接扣模块化生态基复合生物浮岛 (Modularization ecological substrate composite biological chinampa with primary and secondary connector link)	ZL201720460870.6	10 years from 28 April 2017
5	一种布水器 (Water distributor)	ZL201720030805.X	10 years from 11 January 2017

Trademarks held by 上海昂未环保发展有限公司 (Shanghai Onway Environmental Development Co., Ltd.)

No.	Trademark	Registration Number	Validity
1		24855688	10 years from 21 June 2018
2		24855687	10 years from 21 June 2018

Schedule 1-6

Schedule 1 - E

Details of the Company’s Subsidiaries

Name		浙江新禹环境科技有限公司 (Zhejiang Xinyu Environmental Technology Co., Ltd.)

Company No.	:	9133050332791949XL

Place of Incorporation	:	the PRC

Date of Incorporation	:	25 January 2015

Registered Office	:	16-1 Weiduoliya Avenue, Shuanglin Town, Nanxun District, Huzhou, Zhejiang, the PRC

Registered Capital	:	CNY 20,000,000

Paid Up Capital	:	CNY 20,000,000

Shareholder(s)	:	上海昂未环保发展有限公司 (Shanghai Onway Environmental Development Co., Ltd.) (100%)

Director(s)	:	Zhang Zhengshi

Principal activities	:	Provision of engineering, procurement and construction activities in relation to wastewater treatment

Property Owned	:	Nil

Intellectual Property Held	:	Nil

Charges	:	Nil

Schedule 1-7

Schedule 1 - F

Details of the Company’s Subsidiaries

Name	:	韶关市昂瑞环保科技发展有限公司(Shaoguan Angrui Environmental Technology Development Co., Ltd.)

Company No.	:	91440203MA51WMC327

Place of Incorporation	:	the PRC

Date of Incorporation	:	22 June 2018

Registered Office	:	Room 317, Enterprise Office Building, West Lingjiao of Huanggangling, Lower Management Area, Longgui Town, Wujiang District, Shaoguan, Guangdong, the PRC

Registered Capital	:	CNY 26,682,100

Paid Up Capital	:	CNY 26,682,100

Shareholder(s)	:

(1) 上海昂未环保发展有限公司 (Shanghai Onway Environmental Development Co., Ltd.) (55%)

(2) 韶关市武江区润恒城乡建设投资有限公司 (Shaoguan Wujiang Runheng Urban and Rural Construction Investment Co., Ltd.) (20%)

(3)广州市瑞奕环保科技有限公司(Guangzhou Ruiyi Environmental Technology Co., Ltd.) (20%)

(4) 广东惜福环保科技有限公司(Guangdong Xifu Environmental Technology Co., Ltd.) (4%)

(5) 广东信震建设工程有限公司(Guangdong Xinzhen Construction Engineering Co., Ltd.) (1%)

Director(s)	:	(1) Ma Xiongbing (2) Guan Xiangdong (3) Chen Wei (4) Peng Wenlie (5) Zhang Xinghai

Principal activities	:	PPP project of Wujiang Village Garbage and Rural Wastewater Treatment Infrastructure in Shaoguan City

Property Owned	:	Nil

Intellectual Property Held		Nil

Charges	:

Shanghai Onway Environmental Development Co., Ltd.’s 55% equity interests in Shaoguan Angrui Environmental Technology Development Co., Ltd. was pledged to a financial institution for facilities granted to Shanghai Onway Environmental Development Co., Ltd.

Schedule 1-8

Schedule 2

Vendor’s Warranties

Save as disclosed in writing to the Purchaser prior to the signing of this Agreement:

1.

The matters stated in the Recitals and Schedule 1 to this Agreement are true and accurate and any and all information provided by the Vendor (and its agents and professional advisers (if any)) to the Purchaser (and its agents and professional advisers) prior to the execution of this Agreement and Completion are true and accurate in all respects and not misleading in any respect.

2.

The Vendor has full power and legal capacity and has obtained all necessary approval, authorisation and consents to enter into and perform this Agreement and this Agreement will, when executed, constitute legal, valid and binding obligations on the Vendor in accordance with its terms.

3.

The execution, delivery and performance of this Agreement by the Vendor does not and will not violate in any respect any provision of (i) any law or regulation or any order or decree of any governmental authority, agency or court of Hong Kong or any other part of the world prevailing as at the date of this Agreement and as at Completion; or (ii) any mortgage, contract or other undertaking or instrument to which any of the Vendor or the Company is a party or which is binding upon any of them or any of their assets, and does not and will not result in the creation or imposition of any Encumbrance on any of their assets pursuant to the provisions of any such mortgage, contract or other undertaking or instrument.

4.

No consent of or other requirement of any governmental department, authority or agency in Hong Kong or any other part of the world is required by the Vendor in relation to the valid execution, delivery or performance of this Agreement (or to ensure the validity or enforceability thereof) and the sale and purchase of the Sale Shares, and the Sale Shares are freely transferable by it to the Purchaser at Completion without the consent, approval, permission, licence or concurrence of any third party.

5.

The Sale Shares to be transferred by the Vendor are allotted and issued fully paid in accordance with the articles of association of the Company and in compliance with all applicable laws as at Completion. All Sale Shares are rank pari passu with each other.

6.

The Sale Shares to be transferred by the Vendor under this Agreement shall represent 100% of the issued share capital of the Company as at Completion and the Company is not under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities or has agreed to acquire and share or interest or loan capital in any company or the right to require the creation of any mortgage, charge, pledge, lien or other security or encumbrance.

Schedule 2-1

7.

The Sale Shares and the Sale Loan are free from all Encumbrances and will be sold and transferred to the Purchaser (or its nominee) free from all Encumbrances together with all rights and entitlements attaching thereto. The Sale Shares and the Sale Loan are freely transferable to the Purchaser without the consent, approval, permission, licence or concurrence of any third party. The Vendor is the sole legal and beneficial owner of the Sale Shares and the Sale Loan.

8.

Neither the Company nor any of its subsidiaries has taken steps to enter into liquidation and there are no grounds on which a petition or application could be properly based for the winding up or appointment of a receiver of the Company or any of its subsidiaries.

9.

All outstanding share capital of the Company (i) have been duly and validly issued (or subscribed for), is fully paid, (ii) are free of limitation in voting rights, pre-emptive rights, any other restrictions on transfer and other liens (except for any restrictions on transfer under applicable laws and the articles of association of the Company), and (iii) have been issued in compliance with all applicable laws, contracts, and pre-emptive rights.

10.

There are no (i) resolutions pending to increase/decrease issued share capital of the Company or equity incentive plans with respect to the Company; (ii) dividends which have accrued or been declared but are unpaid by the Company; or (iii) obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any equity securities or any voting trusts, shareholder agreements, registration rights, proxies or other agreements or understandings in effect with respect to the voting, issuance, redemption, acquisition or transfer of any equity securities of the Company.

11.

Each of the Company and its subsidiaries has duly and properly complied with all filing and registration requirements in respect of corporate or other documents imposed under the laws of the jurisdiction in which it was incorporated or any other jurisdiction to which it is subject.

12.

To the best knowledge of the Vendor, each of the Company and its subsidiaries has complied with all relevant and applicable legislation and obtained and complied with all necessary licences and consents to carry on business in the country, territory or state in which it is incorporated, including applicable legislation relating to companies and securities, real property, taxation and prevention of corruption and have complied with all applicable legal requirements in relation to any transactions to which it is or has been a party prior to Completion.

13.

The Company is not under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities or has agreed to acquire any share or interest or loan capital in any company at any time before or after Completion.  There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security, encumbrance or third party

Schedule 2-2

rights on, over or affecting any part of the unissued share capital or loan capital of the Company or over any part of the issued or unissued share capital or loan capital of the Company and there is no agreement or commitment to give or create any of the foregoing and no claim has been made by any person to be entitled to any of the foregoing which has not been waived in its entirety or satisfied in full.

14.

To the best knowledge of the Vendor, the Management Accounts have been prepared in accordance with International Financial Reporting Standards and comply with all applicable legislation, and are complete and accurate, and show a true and fair view of the affairs and financial position of the Company as at, and the profits and loss of the Company for the period ended on, the Management Accounts Date. Without limitation, all assets (tangible or otherwise) in the Management Accounts have been validity accounted for, accurately recorded and classified, all receivables in the Management Accounts are recoverable and sufficient provisions have been made, the inventory in the Management Accounts are complete and up to date and there are no existing or contingent liabilities not fully reflected or reserved against, or specifically disclosed to the Purchaser in writing or which are otherwise unidentified as of the Completion Date.

15.

There has been no Material Adverse Change in respect of the Company and its subsidiaries since the Management Accounts Date.

16.

The Company has full power under its articles of association to carry on its existing business and undertakings, and all authorisations, approvals, consents and licences required by the Company have been obtained and are in full force and effect.

17.

Each of the Company and its subsidiaries has been duly incorporated and is validly subsisting under the laws of the jurisdiction of its incorporation.

18.

The Company, other than its subsidiaries listed out in Schedule 1, has no other subsidiaries or investments in other companies.

19.

None of the licences/certificates of the Company and its subsidiaries have been revoked and all such licences/certificates are still valid and subsisting and no circumstances has arisen which has resulted or may result in a suspension or revocation of any of the above licences/certificates.

20.

There are no circumstances in relation to the Company and its subsidiaries which give rise or, as far as the Vendor is aware, are likely to give rise or have given rise to any material civil, criminal, administrative or other action, claim, suit, complaint, proceeding, investigation, decontamination, remediation or expenditure by any competent authority.

Schedule 2-3

Schedule 3

Form of the Loan Assignment

THIS DEED OF ASSIGNMENT is dated the 27th day of July 2021 and made

BETWEEN:

(1)

LI FEILIE, an individual ordinarily residing in the People’s Republic of China with a correspondence address at [   ] (“Assignor”);

(2)

CHINA NATURAL RESOURCES, INC., a company incorporated in the British Virgin Islands with limited liability and listed on The Nasdaq Capital Market under the symbol “CHNR”, and whose registered office is at Sea Meadow House, Blackborne Highway, PO Box 116, Road Town, Tortola, British Virgin Islands (“Assignee”); and

(3)

PRECISE SPACE-TIME TECHNOLOGY LIMITED, a company incorporated in Hong Kong whose registered office is situated at Room 2204, 22/F, West Tower, Shun Tak Centre, 168-200 Connaught Road Central, Sheung Wan, Hong Kong (“Company”).

WHEREAS:

(A)

This Deed is executed as contemplated by a sale and purchase agreement in relation to 100% of the equity interests of the Company dated 27 July 2021 entered into between the Assignor and the Assignee (“Agreement”).

(B)

The Company is indebted to the Assignor a loan in the sum of CNY129,958,419 (“Sale Loan”) immediately prior to the signing of this Deed.

(C)

It is a term of the Agreement that the parties hereto shall enter into this Deed upon completion of the Agreement, to effectuate the assignment by the Assignor to the Assignee of all the Assignor’s rights, title and interests in the Sale Loan.

NOW THIS DEED WITNESSETH as follows:

1.

Interpretation

In this Deed, expressions defined or to which a meaning is assigned in the Agreement shall, unless otherwise defined herein, bear the same meaning when used herein.

2.

Assignment of the Sale Loan

In consideration of the payment by the Assignee of the price for the Sale Loan as referred to in clause 3 of the Agreement (the receipt and sufficiency whereof the Assignor hereby acknowledges), the Assignor hereby assigns to

Schedule 3-1

Assignee all its title, rights, interests and benefits to, of and in the Sale Loan and TO HOLD the same unto Assignee absolutely.

3.

Acknowledgement by the Company

3.1

The Company hereby acknowledges receipt of the notice of assignment of the Sale Loan in the manner provided in this Deed.

3.2

The Company further acknowledges and confirms that:

(1)

the Sale Loan is due and owing to the Assignor immediately prior to the signing of this Deed;

(2)

it has not, as at the date hereof, received any notice that any Encumbrances have been created or are subsisting over any of the Sale Loan or any part thereof or any party has or will have any right or interest whatsoever in or over the Sale Loan or any part thereof;

(3)

it will pay to the Assignee or as it may direct all sums in respect of the Sale Loan at any time upon receipt of any instructions or notices from the Assignee; and

(4)

it does not have and will not exercise any claim, demands, right of set-off, counterclaim or any other equities against the Assignee or the Assignor in respect of the Sale Loan or any part thereof.

4.

Further Assurance

Each party hereby undertakes with each of the other parties that it will do all such things and execute all such documents as may be necessary or desirable to carry into effect or to give legal effect to the provisions of this Deed and the transactions hereby contemplated.

5.

Successors and Assigns

This Deed shall be binding on and enure for the benefit of each party’s successors and assigns but no assignment may be made by the Company of its rights and obligations in relation to the Sale Loan without the prior written consent of the Assignee.

6.

Governing Law and Jurisdiction

This Deed is governed by and shall be construed in accordance with the laws of Hong Kong, and the parties hereto submit to the non-exclusive jurisdiction of the courts of Hong Kong in connection herewith.

Schedule 3-2

IN WITNESS whereof this Deed has been duly executed and delivered as a deed on the day and year first above written.

THE ASSIGNOR

SEALED, SEALED AND DELIVERED	)
by LI, Feilie	)
)
in the presence of:-)

THE ASSIGNEE

EXECUTED AS A DEED	)
SIGNED by WONG Wah On Edward	)
for and on behalf of	)
CHINA NATURAL RESOURCES, INC.	)
in the presence of:-)

THE COMPANY

EXECUTED AS A DEED	)
SIGNED by TAM Cheuk Ho	)
for and on behalf of	)
PRECISE SPACE-TIME TECHNOLOGY	)
LIMITED	)
in the presence of:-)

Schedule 3-3

Schedule 4

PRECISE SPACE-TIME TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF PROFIT OR LOSS
(Amounts in thousands)

	Six Months Period Ended June 30,
	2021	2021
	CNY	US$

Revenue	11,022	1,707
Cost of sales	(6,665)	(1,032)
Gross profit	4,357	675
Selling and distribution expenses	(495)	(77)
Administrative expenses	(5,909)	(915)

OPERATING LOSS	(2,047)	(317)

Investment income	(295)	(46)
Finance costs	(1,485)	(230)
Other income	7,412	1,148

PROFIT BEFORE INCOME TAX	3,585	555

INCOME TAX	(583)	(90)

PROFIT FOR THE PERIOD	3,002	465

ATTRIBUTABLE TO:
Owners of the Company	1,512	234
Non-controlling interests	1,490	231
	3,002	465

Schedule 4-1

PRECISE SPACE-TIME TECHNOLOGY LIMITED
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Amounts in thousands)

	As Of June 30,
	2021	2021
	CNY	US$
ASSETS
NON-CURRENT ASSETS
Property, plant and equipment	805	125
Intangible assets	566	88
Long-term receivables	94,779	14,678
Service concession arrangements	22,797	3,530
Deferred tax assets	2,215	343
Goodwill	38,428	5,951
TOTAL NON-CURRENT ASSETS	159,590	24,715
CURRENT ASSETS
Prepayments	605	94
Trade Receivables	61,685	9,553
Other Receivables	89,018	13,786
Inventory	15,299	2,370
Long-term receivables	1,855	287
Cash and cash equivalents	60,248	9,330
TOTAL CURRENT ASSETS	228,710	35,420

TOTAL ASSETS	388,300	60,135

LIABILITIES
CURRENT LIABILITIES
Trade payables	18,283	2,832
Other payables and accrued liabilities	7,948	1,231
Taxes payable	2,756	427
Dividends payable	7,547	1,169
Due to related companies	132,033	20,447
TOTAL CURRENT LIABILITIES	168,567	26,106
NON- CURRENT LIABILITIES
Deferred tax liabilities	513	79
Long-term loan	78,500	12,157
TOTAL NON- CURRENT LIABILITIES	79,013	12,236
TOTAL LIABILITIES	247,580	38,342

EQUITY
Issued capital	8	1
Accumulated profits	10.930	1,693
Other comprehensive loss	1	—
EQUITY ATTRIBUTABLE TO OWNERS	10,939	1,694
NON-CONTROLLING INTERESTS	129,781	20,099
TOTAL EQUITY	140,720	21,793
TOTAL LIABILITIES AND EQUITY	388,300	60,135

Schedule 4-2

IN WITNESS WHEREOF the parties have executed this Agreement the day and year first above written.

Purchaser

SIGNED by WONG Wah On Edward	)	/s/ WONG Wah On Edward
for and on behalf of	)
CHINA NATURAL RESOURCES, INC.	)
in the presence of:- YUE Ming Wai Bonaventure	)
/s/ YUE Ming Wai Bonaventure

Vendor
SIGNED by LI Feilie	)	/s/ LI Feilie
)
)
in the presence of:- ZHENG Xinyi	)
/s/ ZHENG Xinyi

[Execution Page to Sale and Purchase Agreement]